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                                  EXHIBIT 23.1


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     INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES


     We consent to the incorporation by reference in Registration Statement Numbers 33-74602, 33-81908, 33-91566, 333-47477 and 33-93765 of Atchison
     Casting Corporation on Form S-8 of our report dated April 19, 2001, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the consolidated financial statements and to the classification of debt) appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Atchison Casting Corporation for the year ended June 30, 2000.

     Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedules of Atchison Casting Corporation, listed in Item 14(a)(2). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     /s/ Deloitte & Touche LLP

     Kansas City, Missouri
     April 19, 2001